UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 22, 2010 (July 16, 2010)

QUALITY DISTRIBUTION, INC.

(Exact name of registrant as specified in its charter)

Florida	000-24180	59-3239073
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4041 Park Oaks Drive, Suite 200

Tampa, Florida 33610

(Address of principal executive offices including Zip Code)

(813) 630-5826

(Registrant’s telephone number, including area code)

N.A.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 16, 2010, Quality Distribution, Inc. (the “Company”) promoted Stephen R. Attwood, effective August 2, 2010, to the position of Chief Operating Officer as well as the position of President, a position whose responsibilities were previously held by Gary R. Enzor. Mr. Enzor will continue to serve as the Company’s Chief Executive Officer following Mr. Attwood’s promotion. Mr. Attwood (58) joined the Company in July 2008 as Senior Vice President and Chief Financial Officer. Prior to joining the Company, Mr. Attwood served as Controller and Vice President of Swift Transportation Co., Inc. Previously, Mr. Attwood also held senior management positions with Dell Computer and AlliedSignal Inc. (now Honeywell International, Inc.).

Additionally, on July 16, 2010, the Company appointed Joseph J. Troy to succeed Mr. Attwood as the Company’s Executive Vice President and Chief Financial Officer, effective August 2, 2010. Prior to joining the Company, Mr. Troy (46) served as the Chairman and Chief Financial Officer of GuardianLion Wireless, LLC, a developer of unique personal locator devices, since January 2009. From November 2000 until December 2008, Mr. Troy held various senior leadership positions, including Executive Vice President and Chief Financial Officer, with Walter Industries, Inc. (predecessor to Walter Energy, Inc.), a multi-industry conglomerate and producer and exporter of premium hard coking coal for the global steel industry. Prior to Walter Industries, Mr. Troy held various banking positions with NationsBank and its predecessor institutions. Mr. Troy is currently a director of Cellu Tissue Holdings, Inc. (NYSE:CLU).

In connection with his appointment, the Company and Mr. Troy entered into an employment agreement dated as of July 16, 2010. The employment agreement provides for an annual base salary of $250,000, subject to increase in the Company’s discretion. Mr. Troy is eligible to receive an annual bonus with a target opportunity equal to 50% of his base salary and is entitled to participate in the Company’s generally available employee benefit plans. Additionally, under his employment agreement, Mr. Troy will be granted stock options on August 2, 2010 under the Company’s 2003 Stock Option Plan covering 135,000 shares of the Company’s common stock with an exercise price equal to the closing price of the Company’s common stock on the Nasdaq Global Market on the grant date.

In addition to termination for death, disability, cause, or good reason, Mr. Troy’s employment agreement may be terminated without cause by the Company, and without good reason by Mr. Troy, at any time. If Mr. Troy’s employment is terminated because of death or disability, Mr. Troy or his estate will receive Mr. Troy’s unpaid salary and his target bonus amount for that fiscal year, prorated through the date of termination.

If Mr. Troy’s employment is terminated by the Company without cause or by Mr. Troy with good reason, Mr. Troy will receive severance pay equal to his then-current base salary for 52 weeks and his target bonus for that fiscal year prorated through the date of termination as well as coverage for one year under the Company’s health plans. These benefits are conditioned upon the Company receiving a release of claims from Mr. Troy.

Mr. Troy’s employment agreement also includes certain restrictions on the disclosure of confidential information by him, and prohibits him from competing with the Company or from soliciting its customers, employees, affiliates or drivers for a period of 12 months following the termination of his employment.

The description set forth above is qualified in its entirety by reference to Mr. Troy’s employment agreement, which is filed as Exhibit 10.1 to this report.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Employment Agreement between Joseph J. Troy and Quality Distribution, Inc., dated as of July 16, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUALITY DISTRIBUTION, INC. (Registrant)

Dated: July 22, 2010	By:	/s/ Jonathan C. Gold
	Name:	Jonathan C. Gold
	Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description of Exhibits

10.1	Employment Agreement between Joseph J. Troy and Quality Distribution, Inc., dated as of July 16, 2010